Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Dynabazaar, Inc.:

We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to Form S-4 of Dynabazaar, Inc. (Registration No. 333-143575) of our report dated March 22, 2007, with respect to the consolidated balance sheet of Dynabazaar, Inc. and Subsidiaries as of December 31, 2006 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and comprehensive income (loss), and cash flows for the year then ended, which report appears in the Annual Report on Form 10-K of Dynabazaar, Inc. for the year ended December 31, 2006 and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Rothstein, Kass & Company, P.C.
Roseland, New Jersey
August 2, 2007